NEWS RELEASE

Contact: James C. Burmeister                     Date:    January 8, 2016
VP, Finance & Treasurer
Phone: 419-891-5848
E-mail: jim_burmeister@andersonsinc.com

The Andersons COO and Corporate VP Announce Retirements

MAUMEE, OHIO, January 8, 2016 - The Andersons, Inc. (Nasdaq: ANDE) announces today that COO Harold M. (Hal) Reed will step down from his current position on February 1 and oversee special company initiatives until his retirement in July. Additionally, Thomas L. Waggoner, Corporate Operations Services Senior Vice President will retire February 1.

“Hal and Tom both have had stellar careers with The Andersons and have exhibited dedicated service and strong leadership over the years,” says CEO Pat Bowe. “Both Hal and Tom have a variety of expertise, interests and talents, and we wish them all the best as they embark this next phase of their lives.

“As a result of these changes, both senior leadership roles are being eliminated,” Bowe continues. “We are continually working to keep our organization as lean as possible.”

Reed has a 36-year tenure with the company. He held various positions within the agriculture group before serving as the President of the Grain & Ethanol Group between 2001 and 2012, and becoming Chief Operating Officer in January of 2012. A renowned industry leader, he is also a past chairman of the National Grain & Feed Association (NGFA).

Waggoner began his career with The Andersons in 1986. He held various positions in the retail and processing groups before being named as the Turf & Specialty Group President in 2005 and becoming the Senior Vice President of Corporate Operations Services in December of 2014.

About The Andersons, Inc.
The Andersons, Inc. is a diversified company rooted in agriculture. Founded in Maumee, Ohio, in 1947, the company conducts business across North America in the grain, ethanol, and plant nutrient sectors, railcar leasing, turf and cob products, and consumer retailing. For more information, visit The Andersons online at www.andersonsinc.com.